Exhibit 4.7

TUMBLR, INC. AMENDED AND RESTATED 2007 STOCK PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You (“Participant”) have been granted Restricted Stock Units (“RSUs”) representing shares of Common Stock of Tumblr, Inc. (the “Company”) on the following terms:

Name:	«Name»

Total Number of Stock Units Granted:	«TotalStockUnits»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestComDate»

Expiration Date:	«ExpirationDate»

Vesting:	You will receive a benefit with respect to a RSU only if it vests. Two vesting requirements must be satisfied on or before the Expiration Date specified above in order for a RSU to vest – a time-based service requirement (the Time-Based Requirement) and a requirement that the Company complete one of the significant corporate transactions described below (the Liquidity Event Requirement). Your RSUs will not vest (in whole or in part) if only one (or if neither) of such requirements is satisfied on or before the Expiration Date. If both the Time-Based Requirement and the Liquidity Event Requirement are satisfied on or before the Expiration Date, the vesting date (“Vesting Date”) of a RSU will be the first date upon which both of those requirements are satisfied with respect to that particular RSU.

Time-Based Requirement:	The Time-Based Requirement will be satisfied in installments as to the RSUs as follows: (i) the requirement will be satisfied as to 25% of the RSUs subject to this award when you complete 12 months of continuous Service beginning with the Vesting Commencement Date set forth above, and (ii) the requirement will be satisfied as to an additional [1/48th][6.25%] of the RSUs subject to this award when you complete each [month][quarter] of continuous Service thereafter; in each case, subject to Section 2 of the Restricted Stock Unit Agreement.

Liquidity Event Requirement:	The Liquidity Event Requirement will be satisfied (as to any then-outstanding RSUs that have not theretofore been terminated pursuant to Section 2 of the Restricted Stock Unit Agreement) on the earlier to occur of (i) an IPO, or (ii) a Sale Event.

Settlement:	Settlement of RSUs refers to the issuance of Shares (or, if applicable, cash) once the award is vested. If a RSU vests as a result of satisfaction of both applicable vesting requirements as described above, the Company will deliver one Share for that RSU at the time of settlement, unless at the time of settlement the Board of Directors, in its sole discretion, determines that settlement shall, in whole or in part, be in the form of cash, based on the then Fair Market Value of a Share. Settlement shall occur on or following the Vesting Date, but not later than two and one-half (2 1/2) months following the end of the year in which the Vesting Date applicable to a RSU occurs (the last day of such two and one-half month period is referred to as the “Short Term Deferral End Date”). Notwithstanding the above, settlement of RSUs that become vested RSUs upon (i) a Sale Event will be made in Shares, unless otherwise specified in the definitive agreement for such Sale Event, or (ii) an IPO shall occur on the earlier of (a) the 185th day following the IPO Date or (b) the Short Term Deferral End Date.

By signing below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2007 Stock Plan (the “Plan”) and the Restricted Stock Unit Agreement, both of which are attached to and made a part of document. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. You hereby acknowledge that the vesting of the RSUs pursuant to this Notice of Restricted Stock Unit Award is conditioned on the satisfaction of the Time-Based Requirement and the occurrence, on or before the Expiration Date, of an IPO or Sale Event. You shall have no right with respect to the RSUs to the extent an IPO or Sale Event does not occur on or before the Expiration Date (regardless of the extent to which the Time-Based Requirement was satisfied).

You further agree to accept by email all documents relating to the Company, the Plan or these RSUs and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents.

The RSUs granted hereunder are subject to forfeiture if you breach your confidentiality obligations to the Company.

PARTICIPANT:	TUMBLR, INC.

By:

Address for Mailing Stock Certificate:	Title:

TUMBLR, INC. 2007 STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

SECTION 1. GRANT OF RESTRICTED STOCK UNITS.

(a) Grant. On the terms and conditions set forth in the Notice of Restricted Stock Unit Award and this Agreement, the Company grants to you on the Date of Grant the number of RSUs set forth in the Notice of Restricted Stock Unit Award. Each RSU represents the right to receive one share of the Company’s Common Stock on the terms and conditions set forth in this Agreement.

(b) Consideration. No payment is required for the RSUs that have been granted to you.

(c) Nature of Units; No Rights As a Stockholder. Your RSUs are mere bookkeeping entries and represent only the Company’s unfunded and unsecured promise to issue Shares on a future date under specified conditions. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company. Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled pursuant to Section 4.

(d) Stock Plan and Defined Terms. Your RSUs are granted pursuant to the Plan, a copy of which you acknowledge having received. The provisions of the Plan are incorporated into this Agreement by this reference. Capitalized terms are defined in Section 10 of this Agreement.

SECTION 2. VESTING.

(a) Generally. The RSUs vest in accordance with the vesting schedule set forth in the Notice of Restricted Stock Unit Award. You will receive a benefit with respect to a RSU only if the Time-Based Requirement and the Liquidity Event Requirement are satisfied on or before the Expiration Date. Your RSUs will not vest (in whole or in part) if only one (or if neither) of such requirements is satisfied on or before the Expiration Date.

(b) Termination of Service.

(i)	Termination For Cause. If your Service terminates in a Termination For Cause, all RSUs, whether or not either or both of the Time-Based Requirement or Liquidity Event Requirement has been satisfied, will immediately be terminated as of your termination date.

(ii)	Termination other than for Cause. If your Service terminates for any reason other than in a Termination For Cause pursuant to Section

2(b)(i) [or an Involuntary Termination pursuant to Section 2(b)(iii)][1], all RSUs as to which the Time-Based Requirement has not been satisfied as of your termination date shall automatically terminate and be cancelled. You will not satisfy the Time-Based Requirement for any additional RSUs after your Service has terminated for any reason other than in a Termination For Cause pursuant to Section 2(b)(i) [or an Involuntary Termination pursuant to Section 2(b)(iii)].

(iii)	[Involuntary Termination. Notwithstanding Section 2(b)(i), if [(A) the Company is subject to a Change in Control prior to a termination of your Service and (B)] your Service terminates in an Involuntary Termination [within 12 months after such Change in Control], the Time-Based Requirement will be deemed satisfied as to all of the RSUs as of your termination date.]

Upon your termination other than a Termination For Cause, any RSUs as to which the Time-Based Requirement has been satisfied [(including in connection with your termination, pursuant to Section 2(b)(ii))] will (if an IPO or Sale Event had not yet occurred) remain outstanding until the first to occur of: (A) an IPO, (B) a Sale Event, (C) the Expiration Date or (D) the fourth anniversary of your employment termination date. In case of any dispute as to whether your Service has terminated (and the Time-Based Requirement has been satisfied), the Board of Directors shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

(c) Expiration of RSUs. If an IPO or Sale Event does not occur on or before the date on which your RSU expires pursuant to the earlier of clause (C) or (D) of Section 2(b), all RSUs (regardless of whether or not, or to the extent which, the Time-Based Requirement had been satisfied as to such RSUs) shall automatically terminate upon such date. Upon a termination of one or more RSUs pursuant to this Section 2, you will have no further right with respect to such RSUs or the Shares previously allocated thereto.

(d) Part-Time Employment and Leaves of Absence. If you commence working on a part-time basis, then the Company may adjust the Time-Based Requirement set forth in the Notice of Restricted Stock Unit Award. If you go on a leave of absence, then the Company may adjust the Time-Based Requirement set forth in the Notice of Restricted Stock Unit Award in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, Service shall be deemed to continue for any purpose under this Agreement while you are on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless you immediately return to active work.

[1]

Yellow highlighted language in Section 2 to be included for agreements providing double trigger acceleration. Certain of the yellow highlighted language in Section 2 (but not all) to be included for agreements providing single trigger acceleration. For all other agreements, highlighted language in Section 2 should be deleted.

SECTION 3. RESTRICTIONS APPLICABLE TO RSUS.

(a) Restrictions on Transfer. Except as otherwise provided in this Agreement, these RSUs and the rights and privileges conferred hereby shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by you prior to the settlement of the RSUs. However, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Shares to which you were entitled at the time of your death pursuant to this Agreement by delivering a written beneficiary designation to the Company’s headquarters on the prescribed form before your death. If you deliver no such beneficiary designation or if your designated beneficiaries do not survive you, your estate will receive payments in respect of any vested RSUs.

(b) Forfeiture of RSUs. In connection with your RSUs, the Company may be required to provide you with certain highly confidential information about the Company, including information regarding its financial condition and business prospects. Unauthorized disclosure of such information is prohibited under your existing Proprietary Information and Inventions Agreement with the Company and under Company policy, and you may be required to sign an additional nondisclosure agreement prior to receiving this type of information. In addition, unauthorized disclosure of the Company’s confidential information could result in the immediate forfeiture of your RSUs, including vested RSUs as well as termination of your service relationship with the Company.

SECTION 4. SETTLEMENT OF RSUS.

(a) Settlement Date. Upon a Vesting Date with respect to a particular RSU, the Company will deliver one Share for that RSU, unless at the time of settlement the Board of Directors, in its sole discretion, determines that settlement shall, in whole or in part, be in the form of cash, based on the then Fair Market Value of a Share. Settlement shall occur on or following the Vesting Date, but not later than Short Term Deferral End Date (as defined in the Notice of Restricted Stock Unit Award). Notwithstanding the above, settlement of RSUs that become vested RSUs upon (i) a Sale Event will be made in Shares, unless otherwise specified in the definitive agreement for such Sale Event, or (ii) an IPO shall occur on the earlier of (A) the 185th day following the IPO Date or (B) the Short Term Deferral End Date.

(b) Form of Delivery. The form of any delivery of Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(c) Legality of Issuance. No Shares shall be issued to you upon settlement of these RSUs unless and until the Company has determined that (i) you and the Company have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange or other securities market on which stock is listed has been satisfied; and any other applicable provision of federal, State or foreign law has been satisfied. The Company shall have no liability to issue Shares in respect of the RSUs unless it is able to do so in compliance with applicable law.

(d) Voting and Co-Sale Agreements. If the Voting Agreement is effective at the time of settlement, no Shares shall be issued to you upon settlement of these RSUs unless and until you execute the adoption agreement, attached hereto as Exhibit A, to become a party to the Voting Agreement. If, at the time of settlement the Co-Sale Agreement is effective and you are a 1% Stockholder, no Shares shall be issued to you upon settlement of these RSUs unless and until you execute the Co-Sale Agreement.

SECTION 5. TAXES.

(a) Withholding Taxes. Upon the and/or settlement date for the RSUs, the Fair Market Value of the Shares is treated as income subject to withholding by the Company and/or the Parent or Subsidiary employing you (your “Employer”) for the payment of all applicable federal, State, local and foreign income and employment withholding taxes which arise in connection with the vesting or settlement of the RSUs (the “Withholding Taxes”). No consideration will be paid to you in respect of this award unless you have made arrangements satisfactory to your Employer to satisfy the Withholding Taxes. To the extent that you fail to make such arrangements with respect to certain RSUs, then you will permanently forfeit such RSUs. At the discretion of the Company, these arrangements may include (i) withholding from other compensation or amounts that are owed to you by your Employer, (ii) payment in cash, (iii) if the Stock is publicly traded, payment from the proceeds of the sale of shares through a Company-approved broker, (iv) withholding a number of Shares that otherwise would be issued to you when the RSUs are settled with a Fair Market Value equal to the minimum statutory amount required to be withheld, or (v) any other method permitted by the Company. However, if you are a Company officer subject to Section 16 of the Exchange Act, then the Withholding Taxes will be satisfied pursuant to clause (iv) of the preceding sentence, unless otherwise determined in advance by the Board of Directors. If the Withholding Taxes are satisfied pursuant to clause (iv), you will be deemed to have been issued the full number of Shares subject to the RSUs and the Fair Market Value of the withheld Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Withholding Taxes and such amount will be remitted to appropriate tax authorities by the Company or your Employer. The Company will not withhold fractional shares pursuant to clause (iv), so if the Withholding Taxes are satisfied pursuant to clause (iv), you hereby authorize the Company or your Employer to withhold the amount of any remaining Withholding Taxes from your wages or other cash compensation.

(b) Section 409A. The settlement of these RSUs is intended to be exempt from the application of Code Section 409A pursuant to the “short-term deferral exemption” in Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exemption. To the extent that any provision of this Agreement is ambiguous as to its exemption from Code Section 409A, the provision shall be read in such a manner so that all payments hereunder are exempt from Code Section 409A. Notwithstanding the foregoing, if this award of RSUs is interpreted as not being exempt from Code Section 409A, it shall be interpreted to comply with the requirement of Code Section 409A so that this award is not subject to additional tax or interest under Code Section 409A. In this regard, if this award is payable upon your “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) (a “Separation”) and you are a “specified employee” of the Company or any affiliate thereof within the meaning of Code Section 409A(a)(2)(B)(i) on the day of your Separation, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after your Separation, or (ii) your death, but only to the extent such delay is necessary so that this award is not subject to additional tax or interest under Code Section 409A.

(c) Acknowledgements. You acknowledge that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received hereunder, and you should consult a tax adviser regarding your tax obligations prior to such event. You acknowledge that the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or acquisition or sale of Shares subject to this award. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan. You further acknowledge that the Company (i) makes no representations or undertakings regarding the tax treatment of the award of RSUs, including, but not limited to the grant, vesting, or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such RSUs, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant of the RSUs to reduce or eliminate your tax liability or achieve any particular tax result. You agree that the Company does not have a duty to design or administer the RSUs, the Plan or its other compensation programs in a manner that minimizes your tax liability. You shall not make any claim against the Company or its Board of Directors, officers, or employees related to tax matters arising from this award or your other compensation.

SECTION 6. RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. In the event that you propose to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares to the extent consistent with the restrictions set forth in Section 3, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Shares. If you desire to transfer Shares acquired under this Agreement, you must give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, State or foreign securities laws. The Transfer Notice shall be signed both by you and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Section 6(b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Shares. Subject to Section 7(a) below, If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, you may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, State and foreign securities laws and not in violation of any other contractual restrictions to which you are bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Section 6(a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Shares subject to this Section 6 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Shares subject to this Section 6.

(d) Termination of Right of First Refusal. Any other provision of this Section 6 notwithstanding, in the event that the Stock is readily tradable on an established securities market when you desire to transfer Shares, the Company shall have no Right of First Refusal, and the you shall have no obligation to comply with the procedures prescribed by Sections 6(a) and 6(b) above.

(e) Permitted Transfers. This Section 6 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the your Immediate Family or to a trust established by you for the benefit of you and/or one or more members of your Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If you transfer any Shares acquired under this Agreement, either under this Section 6(e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as to you.

(f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 6, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(g) Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 6.

SECTION 7. RESTRICTIONS APPLICABLE TO SHARES.

(a) No Transfer of Shares Without Board Consent. Prior to an IPO, you shall not transfer, assign, encumber or otherwise dispose of any Shares acquired under this Agreement without the written consent of the Board of Directors, except as provided in the following sentence. You may transfer Shares to one or more members of your Immediate Family or to a trust established by you for the benefit of you and/or one or more members of your Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

(b) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any State, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any State or any other law. You (or the beneficiary or your personal representative in the event of your death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.

(c) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, you or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 7(c). This Section 7(c) shall not apply to Shares registered in the public offering under the Securities Act.

(d) Investment Intent at Grant. You represent and agree that the Shares to be acquired upon settlement of these RSUs will be acquired for investment, and not with a view to the sale or distribution thereof.

(e) Investment Intent at Settlement. In the event that the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available that requires an investment representation or other representation, you shall represent and agree at the time of issuance that the Shares being acquired upon settlement of these RSUs are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(f) Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any Transferee to whom the Shares have been transferred in contravention of this Agreement.

(g) Legends. All certificates evidencing the Shares issued under this Agreement shall bear the following legend:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

All certificates evidencing Shares issued under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any State in connection with the issuance of the Shares, the legend or legends required by such State authorities shall also be endorsed on all such certificates.

In addition, if applicable pursuant to Section 4(d) hereof, all certificates evidencing Shares issued under this Agreement shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST REFUSAL AND CO-SALE AGREEMENT (AS THE SAME MAY BE AMENDED FROM TIME TO TIME) BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(h) Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares issued under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

(i) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 7 shall be conclusive and binding on you and all other persons.

SECTION 8. ADJUSTMENT OF SHARES.

In the event of any transaction described in Section 8(a) of the Plan, the terms of these RSUs (including, without limitation, the number and kind of shares subject to these RSUs) shall be adjusted as set forth in Section 8(a) of the Plan. In the event that the Company is party to a Corporate Transaction, your RSUs shall be subject to Section 8(b) of the Plan, provided that any action taken must either preserve the exemption of your RSUs from Code Section 409A or comply with Code Section 409A. Any additional RSUs and any new, substituted or additional shares, cash or other property that become subject to this award as a result of any such transaction shall be subject to the same conditions and restrictions as applicable to the RSUs to which they relate.

SECTION 9. MISCELLANEOUS PROVISIONS.

(a) Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

(b) No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon you the right to remain in Service in any capacity for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining you) or you, which rights are hereby expressly reserved by each, to terminate your Service at any time and for any reason, with or without cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to you at the address that you most recently provided to the Company in accordance with this Section 9(c).

(d) Effect on Other Employee Benefit Plans. The value of your RSUs and the Shares issuable thereunder shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company, a Parent, or a Subsidiary, except as such plans otherwise expressly provide.

(e) Entire Agreement. The Notice of Restricted Stock Unit Award, this Agreement and the Plan constitute the entire understanding between you and the Company regarding the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 10. DEFINITIONS.

(a) “1% Stockholder” means any individual who owns (taking into account all shares of capital stock, options and other purchase rights held by such individual) one percent (1%) or more of the Company’s then-outstanding capital stock (treating for this purpose as outstanding all Shares issuable upon exercise or conversion of all then-outstanding options, warrants or convertible securities, whether or not then-exercisable or convertible and Shares reserved for issuance under the Plan and any other equity incentive plans adopted by the Company from time to time).

(b) “Agreement” means this Restricted Stock Unit Agreement.

(c) “Board of Directors” means the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(d) “Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(e) “Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of the Board of Directors, as described in Section 2 of the Plan.

(h) “Company” means Tumblr, Inc., a Delaware corporation.

(i) “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(j) “Co-Sale Agreement” means that certain Fourth Amended and Restated First Refusal and Co-Sale Agreement, dated as of September 22, 2011 by and among the Company and certain shareholders of the Company party thereto, as amended from time to time, or any other similar agreement in effect.

(k) “Corporate Transaction” means (i) the consummation of a merger or consolidation of the Company with or into another entity; (ii) the consummation of a transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the company as a result of a private financing of the Company that is approved by the Board of Directors shall not be deemed to be a Corporate Transaction; or (iii) the dissolution, liquidation or winding up of the Company.

(l) “Date of Grant” means the date specified in the Notice of Restricted Stock Unit Award, which date shall be the later of (i) the date on which the Board of Directors resolved to grant these RSUs or (ii) your first date of Service.

(m) “Employee” means any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Expiration Date” means the expiration date of the RSUs as set forth in the Notice of Restricted Stock Unit Award.

(p) “Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(q) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(r) “Involuntary Termination” means either (i) involuntary discharge by the Company other than a Termination For Cause, death or disability or (ii) voluntary resignation following (A) a change in your position with the Company that materially reduces your level of authority or responsibility, (B) a reduction in your base salary by more than 10% excluding an across-the-board decrease in base salary generally applicable to other members of the Company’s senior management or (C) receipt of notice that your principal workplace will be relocated more than 30 miles.

(s) “IPO” means the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Shares shall be publicly held, and “IPO Date” means the date on which the IPO occurs.

(t) “Liquidity Event Requirement” means the requirement that the Company complete an IPO or Sale Event. The Liquidity Event Requirement will be deemed satisfied (as to any then outstanding RSUs that have not theretofore been terminated pursuant to Section 2 of the Agreement) on the earlier to occur of: (i) an IPO, or (ii) a Sale Event.

(u) “Outside Director” means a member of the Board of Directors who is not an Employee.

(v) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(w) “Plan” means the Tumblr, Inc. Amended and Restated 2007 Stock Plan, as amended.

(x) “Right of First Refusal” means the Company’s right of first refusal described in Section 6.

(y) “RSUs” means the Restricted Stock Units granted to you by the Company as set forth in the Notice of Restricted Stock Unit Award.

(z) “Sale Event” means the consummation of the following transactions in which holders of Shares receive cash or marketable securities tradable on an established national or foreign securities exchange: (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or series of related transactions by a person or group of persons. For the avoidance of doubt, an initial public offering, any subsequent public offering, another capital raising event, and a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” In addition, a transaction shall not constitute a Sale Event unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Service” means service as an Employee, Outside Director or Consultant.

(cc) “Share” means one share of Stock, as adjusted in accordance with Section 8 of the Plan (if applicable).

(dd) “Stock” means the Common Stock of the Company.

(ee) “Subsidiary” means any corporation entity (other than the Company) in an unbroken chain or corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ff) “Termination For Cause” means a termination of your Service by the Company, following a determination by the Company that such termination is for Cause, and evidenced by written notice from the Company to you that such termination of Service is for Cause.

(gg) “Time-Based Requirement” means the requirement to provide Service over the period of time set forth in the Notice of Restricted Stock Unit Award.

(hh) “Transferee” means any person to whom you have directly or indirectly transferred any Shares acquired under this Agreement.

(ii) “Transfer Notice” means the notice of a proposed transfer of Shares described in Section 6.

(jj) “Vesting Date” means the first date on or before the Expiration Date upon which both the Time-Based Requirement and the Liquidity Event Requirement are satisfied.

(kk) “Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement, dated as of September 22, 2011 by and between the Company and the other signatories thereto, as amended from time to time, or any other similar agreement in effect.

Exhibit A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “New Holder”) pursuant to the terms of that certain Fourth Amended and Restated Voting Agreement dated as of September 22, 2011 by and among the Company and certain of its stockholders, as may be amended from time to time (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the New Holder agrees as follows:

(a) Acknowledgment. New Holder acknowledges that the New Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐	as a transferee of Investor Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, the New Holder shall be considered an “Investor” and a “Party” for all purposes of the Agreement.

☐	as a transferee of Founder Shares from a party in such party’s capacity as a “Founder” bound by the Agreement, and after such transfer, the New Holder shall be considered a “Founder” and a “Party” for all purposes of the Agreement.

☐	in accordance with Section 20 of the Agreement, as a new party, in which case the New Holder will be a “Founder” for all purposes of the Agreement.

(b) Agreement. The New Holder (i) agrees that the Stock acquired by the New Holder shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the New Holder were originally a Party thereto.

(c) Notice. Any notice required or permitted by the Agreement shall be given to the New Holder at the address listed beside the New Holder’s signature below.

[Remainder of page intentionally left blank]

EXECUTED AND DATED this      day of             , 20    .

NEW HOLDER:

By:
Name:
Title:

Address:

Fax:

Accepted and Agreed:

TUMBLR, INC.

By:
Name:
Title:

2